Exhibit 5.12

437 Madison Avenue 29th Floor New York, NY 10022 212-867-9500 Fax 212-599-1759	123 South Broad Street Avenue of the Arts Philadelphia, PA 19109 215-772-1500 Fax 215-772-7620	LibertyView 457 Haddonfield Road, Suite 600 Cherry Hill, NJ 08002-2220 856-488-7700 Fax 856-488-7720

1105 Market Street, 15th Floor Wilmington, DE 19801-1201 302-504-7800 Fax 302-504-7820	December 22, 2015	Cornerstone Commerce Center 1201 New Road, Suite 100 Linwood, NJ 08221 609-601-3010 Fax 609-601-3011

1235 Westlakes Drive, Suite 200 Berwyn, PA 19312-2401 610-889-2210 Fax 610-889-2220

Omega Healthcare Investors, Inc.

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

Re:	Registration Statement on Form S-3 Filed by Omega Healthcare Investors, Inc.

Ladies and Gentlemen:

We have served as special Pennsylvania counsel to those certain wholly-owned, direct or indirect, as applicable, Pennsylvania subsidiaries of Omega Healthcare Investors, Inc., a Maryland corporation (the “Parent”), identified as “Opinion Subsidiaries” on Schedule I hereto (each, an “Opinion Subsidiary,” and collectively the “Opinion Subsidiaries”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on or about the date hereof by the Parent with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (i) debt securities of the Parent (the “Debt Securities”), which may be issued in one or more series under one or more indentures or supplemental indentures (the “Indentures”) with one or more indenture trustees (each, an “Indenture Trustee”), and (ii) guarantees relating thereto by certain subsidiary guarantors listed in the Registration Statement (the “Subsidiary Guarantors”), including the Opinion Subsidiaries (such guarantees by the Opinion Subsidiaries, the “Opinion Subsidiary Guarantees” and each an “Opinion Subsidiary Guarantee”; and the guarantees of all the Subsidiary Guarantors being collectively referred to herein as the “Subsidiary Guarantees”). An indeterminate amount of the Debt Securities may be offered at indeterminate prices from time to time by the Parent as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”) filed pursuant to Rule 415 under the Act.

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

December 22, 2015

We have not been involved in the preparation of the Registration Statement, nor were we or will we be involved in the negotiation, preparation or execution of any Indenture, Prospectus, Prospectus Supplement, Subsidiary Guarantees, or any other documents or instruments to be entered into in connection therewith (such documents being collectively referred to herein as the “Transaction Documents”). We have been retained solely for the purpose of rendering certain opinions regarding Pennsylvania law as specifically set forth herein.

In connection with the opinions rendered herein, we have examined photocopies of:

1.	the Registration Statement (including the exhibits thereto relating to the Opinion Subsidiaries);

2.	the form of Indenture, including the form of the Debt Security and Guarantee provided for therein;

3.	the Certificate of Organization and Operating Agreement, as amended by that First Amendment to the Operating Agreement of each of the Opinion Subsidiaries that are limited liability companies and the Statement of Registration and Agreement of Limited Partnership and the First Amended and Restated Agreement of Limited Partnership of each of the Opinion Subsidiaries that is a limited partnership or limited liability limited partnership, in each case as in effect on the date hereof and as certified by the applicable Secretary, Assistant Secretary or other appropriate representative of such Opinion Subsidiary (the “Organizational Documents”);

4.	a certificate of legal existence and subsistence for each of the Opinion Subsidiaries; and

5.	certificates of the respective Secretaries, Assistant Secretaries or other appropriate representatives of each of the Opinion Subsidiaries, certifying as to resolutions approving and relating to the transactions referred to herein and the incumbency of such officers or representatives.

The documents referenced as items (1) through (5) above are collectively referred to as the “Reviewed Documents.”

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

December 22, 2015

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other limited liability and limited partnership records, agreements and instruments of the respective Opinion Subsidiaries, certificates of public officials and officers or other appropriate representatives of the Opinion Subsidiaries, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Reviewed Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”) or other sites maintained by a court or government authority or regulatory body, and the authenticity of the originals of such latter documents. If any document we examined in printed, word processed or similar form has been filed with the Commission on EDGAR or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent inquiry or investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of authorized representatives of the Opinion Subsidiaries.

In connection herewith, we have assumed (i) that all of the documents referred to in this opinion will have been duly authorized by, will have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties thereto other than the Opinion Subsidiary Guarantors (subject, however, to the further assumptions set forth in the following two (2) paragraphs), (ii) that all of the signatories to such documents will have been duly authorized by all such parties other than the Opinion Subsidiary Guarantors (subject, however, to the further assumptions set forth in the following two (2) paragraphs), and (iii) that all such parties other than the Opinion Subsidiary Guarantors are will be duly organized and validly existing and in good standing and have the power and authority (corporate or otherwise) to execute, deliver and perform such documents.

We have further assumed that: (i) at the time of execution, issuance and delivery of any Opinion Subsidiary Guaranty, the applicable Indenture will be in full force and effect and will not have been terminated or rescinded by the Parent or the Indenture Trustee; (ii) at the time of execution, issuance and delivery of any Opinion Subsidiary Guarantee, such Opinion Subsidiary Guarantee will have been duly authorized, executed and delivered by such Opinion Subsidiary; and (iii) at the time of execution, delivery and issuance of any Opinion Subsidiary Guarantee, the terms of such Opinion Subsidiary Guarantee, and its execution, delivery and issuance by the applicable Opinion Subsidiary Guarantor, will not violate any applicable law or result in a default under or breach of any agreement or instrument to which the Opinion Subsidiary party thereto is a party, and will comply with any requirement, order and/or restriction imposed by, or which is then in effect under, any court or governmental body having jurisdiction over such Opinion Subsidiary.

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

December 22, 2015

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, assuming the (a) taking of all necessary limited liability company or limited partnership (as applicable) action by each Opinion Subsidiary Guarantor to authorize and approve execution, delivery and issuance of, and terms of, the Opinion Subsidiary Guarantee to which it is a party, and (b) due execution, issuance and delivery of such Opinion Subsidiary Guarantee by the Opinion Subsidiary Guarantor upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by each Opinion Subsidiary’s general partners, managers, or members, as applicable in accordance with such Opinion Subsidiary’s Organizational Documents, and otherwise in accordance with the provisions of the applicable Indenture or any supplemental indenture to be entered into in connection with the issuance of such Opinion Subsidiary Guarantee, such Opinion Subsidiary Guarantee will constitute the valid and binding obligation of the applicable Opinion Subsidiary, enforceable against such Opinion Subsidiary in accordance with its terms.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)          Our opinion set forth herein reflects only the application of applicable law of the Commonwealth of Pennsylvania (excluding the securities and blue sky laws of such Commonwealth, as to which we express no opinion). The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b)          We express no opinion herein as to any of the Transaction Documents other than as specifically set forth herein with respect to the Opinion Subsidiary Guarantees.

(c)          Our opinion contained herein may be limited by and is subject to (i) applicable bankruptcy, insolvency, reorganization, arrangement, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity and equitable defenses (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

December 22, 2015

(d)          Our opinion is further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the transaction; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(e)          We express no opinion as to:

(i)          the enforceability of (A) any provision of any of the Transaction Documents purporting or attempting to (1) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (2) confer subject matter jurisdiction on a court not having independent grounds therefor, (3) modify or waive the requirements for effective service of process for any action that may be brought, (4) waive the right of the Parent or any other person, including the Opinion Subsidiary Guarantors, to a trial by jury, (5) provide that remedies are cumulative or that decisions by a party are conclusive, (6) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law, or (7) provide for or grant a power attorney, or (B) any provision of any of the Transaction Documents relating to choice of law, or that authorizes the acceleration of the obligations under a guarantee notwithstanding a stay or other prohibition preventing such acceleration in respect of the obligations guaranteed; or

(ii)         the enforceability of (A) any rights to indemnification or contribution provided for in the Transaction Documents which are violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation) or the legality of such rights, (B) any provisions in the Transaction Documents purporting to provide to any Indenture Trustee or any other person the right to receive costs and expenses beyond those reasonably incurred by it, or (C) provisions in the Transaction Documents whose terms are left open for later resolution by the parties.

(f)          Enforceability of the Opinion Subsidiary Guarantees is further subject to the qualification that certain waivers, procedures, remedies, and other provisions of the Opinion Subsidiary Guarantees may be unenforceable under or limited by the laws of the Commonwealth of Pennsylvania; however, such laws do not in our opinion, substantially prevent the practical realization of the benefits intended by the Opinion Subsidiary Guarantees, except that the application of principles of guaranty and suretyship to the acts or omissions of the holder of the Opinion Subsidiary Guarantees after execution and delivery of such Opinion Subsidiary Guarantees may prevent the practical realization of the benefits intended by the Opinion Subsidiary Guarantees through a release or discharge of one or more guarantors.

Montgomery, McCracken, Walker & Rhoads, LLP

Omega Healthcare Investors, Inc.

December 22, 2015

(g)          We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes.

You have informed us that you intend to issue the Debt Securities from time to time on a delayed or continuous basis. You expressly acknowledge that this opinion is limited to the laws covered by this opinion as in effect on the date hereof, and to the applicable facts in existence as of the date hereof, in each case are more fully set forth in paragraph (a) of this opinion letter.

We do not render any opinions except as expressly set forth above and no opinions may be inferred or are implied. The opinion set forth herein is made as of the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Montgomery, McCracken, Walker & Rhoads, LLP

MMWR:JTS:BMC

Schedule I

Opinion Subsidiaries

Subsidiary	State or Other Jurisdiction of Formation
Pavillion North Partners, LLC	Pennsylvania
Pavillion North, LLP	Pennsylvania
Pavillion Nursing Center North, LLC	Pennsylvania
Bala Cynwyd Real Estate, LP	Pennsylvania